Exhibit 23.6

CONSENT OF FINANCIAL ADVISOR

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of First National Banc, Inc. on Form S-4 of our opinion related to the acquisition of First National Bank, Orange Park, Florida by First National Banc, Inc. included in the Proxy Statements/Prospectus contained in such Registration Statement as an appendix thereto and to the reference to our firm and summarization of our opinion in the Proxy Statement/Prospectus under the caption “The Merger—Opinion of FNBI’s Financial Advisor.”

/s/ T. Stephen Johnson & Associates, Inc.

T. Stephen Johnson & Associates, Inc.

February 3, 2004